Exhibit 10.4

February 17, 2017

Joyce Maruniak

17199 Acorn Ridge

Eden Prairie, MN  55347

Dear Joyce:

I am delighted to offer you a position at Tile Shop Holdings, Inc. (the “Company”). This letter serves to confirm the terms of our offer of employment:

Position:	Senior Vice President – Supply Chain, Logistics, Store Warehouses, and Manufacturing
Start date:	March 6, 2017

Status:	Full-time, Regular

Reporting to:	Chris Homeister, CEO

Compensation:

Base salary (annualized) of $240,000, paid in accordance with the Company’s normal payroll procedures.

You should note that the Company may modify salaries and benefits from time to time as its Board of Directors or the Compensation Committee thereof deems necessary or appropriate, and all forms of compensation which are referred to in this offer letter are subject to applicable withholding and payroll taxes.

Bonus:

The Bonus opportunity would be 50% of pay and it would be based on achieving Company-wide goals and personal goals and objectives, pro-rated for the partial year during which you are employed by the Company.

Benefits:	You will be eligible to receive the Company’s standard benefit package for employees of your level.

Stock Options:

Subject to approval by the Company’s Board of Directors, you will be granted options to purchase 40,000 shares of the Company’s common stock. The exercise price of the options will be the fair market value of the Company’s common stock as of the date of grant.  These options will vest over a five-year period and will otherwise be subject to the terms of the Company’s 2012 Equity Award Plan (the “Plan”) and your Stock Option Agreement entered into pursuant thereto.  The options will vest evenly over the course of 5 years at 20% per year.  The options will have a 7-year life upon issuance.

Restricted Stock:

Subject to approval by the Company’s Board of Directors, you will be granted Restricted Stock Shares in the amount of 20,000 shares of the Company’s common stock. These restricted shares will vest over a five-year period and will otherwise be subject to the terms of the Company’s 2012 Equity Award Plan (the “Plan”) Agreement entered into pursuant thereto.  The restricted shares will vest evenly over the course of 5 years at 20% per year.

Technology:	A laptop, tablet, and cell phone of your choosing will be issued on your start date.

If a copy of your Social Security Card is not already on file with the Company, please provide the Company with your Social Security Card when you execute and return this letter.  We will make a copy of your card and it will be kept in your employee file for payroll purposes.

Please understand that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to resign at any time, for any reason or for no reason, with or without notice.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  This offer of employment is valid for consideration by the candidate until Friday, February 24, 2017.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States, if you have not already done so.  Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Like all Company employees of your level, you will be required, as a condition of your employment with the Company, to sign the Company’s Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement, a copy of which is attached hereto as Exhibit A (the “Non-Competition and Non-Disclosure Agreement”).

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

To indicate your acceptance of our offer, please sign and date the attached Acceptance and Acknowledgement.  This letter, along with the Company’s Non-Competition and Non-Disclosure Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by an Officer of the Company and by you.

Joyce, I am looking forward to your arrival and expect your direct contributions to have a significant positive impact on the organization.

Kindest personal regards,

/s/ Chris Homeister

Chris Homeister, Chief Executive Officer

TILE SHOP HOLDINGS, INC.